Exhibit 99.1

Contacts: Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston (713) 529-6600 STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. REPORTS RECORD

FOURTH QUARTER 2020 FINANCIAL RESULTS

CONROE, TX – January 25, 2021 – Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (“Spirit”, the “Company”, “we”, “our”, or “us”), reported net income of $12.5 million in the fourth quarter of 2020, representing diluted earnings per share of $0.72, compared to net income of $6.2 million in the fourth quarter of 2019, representing diluted earnings per share of $0.35. Record financial results for the fourth quarter of 2020 were assisted by $4.5 million net accretion of origination fees on Paycheck Protection Program (“PPP”) loans, and $3.7 million gain on sale of Main Street Lending Program (“Main Street”) loans, offset by increased provision expense for potential loan losses related to the COVID-19 pandemic.

Fourth Quarter 2020 Financial and Operational Highlights

•	Net interest margin for the fourth quarter of 2020 as reported and on a tax equivalent basis(1) was 4.36% and 4.44%, respectively.

•	At December 31, 2020, return on average assets was 1.65% annualized.

•	Increased quarterly cash dividend to $0.09 per share

•	Capital remained strong with a Tier 1 leverage ratio of 10.30% at Spirit of Texas Bank, SSB (the “Bank”) and 9.90% at the Company on a consolidated basis at December 31, 2020.

•	Book value per share increased to $21.12 at December 31, 2020 and tangible book value per share(1) increased to $16.11 at the same date.

•	At December 31, 2020, total stockholders’ equity to total assets was 11.69% and tangible stockholders’ equity to tangible assets(1) was 9.18%.

•	Successfully completed the sale of the Bank’s Clear Lake branch to Moody National Bank.

Dean Bass, Spirit’s Chairman and Chief Executive Officer, stated, “I am incredibly proud of the Spirit of Texas team for achieving these outstanding 2020 results. Throughout 2020, we have been able to execute across all functions and at all levels to navigate through an extremely tough environment. Despite the challenges, we have set records during the quarter and fiscal year with respect to nearly all of our financial and operational goals. We continue to make strength and stability our first priority so that we can be prepared for potential growth opportunities in 2021.

“With asset quality, liquidity, and capital in strong and stable positions, we believe that we are well-situated to return to the growth trajectory we enjoyed prior to the COVID-19 pandemic. We will look for new opportunities, organically and through strategic partnerships, in a continued effort to increase value for our shareholders,” Mr. Bass concluded.

Loan Portfolio and Composition

During the fourth quarter of 2020, gross loans declined to $2.39 billion as of December 31, 2020, a decrease of 2.5% from $2.45 billion as of September 30, 2020, and an increase of 35.3% from $1.77 billion as of December 31, 2019. During the fourth quarter of 2020, $150.8 million of the PPP loans we originated were forgiven. Excluding the effect of PPP loan forgiveness, the loan portfolio grew by $88.7 million, or 14.3% annualized. We continue to enjoy a robust loan pipeline and remain committed to lending through new and existing government programs and satisfying the funding needs of customers in the markets we serve.

The vast majority of our loan customers continue to show signs of recovery from the COVID-19 pandemic, as demonstrated by the significant decline of loans for which we had granted deferrals. We continue to monitor industries that have experienced more lasting effects from the COVID-19 pandemic. Hospitality remains our primary focus; however, our total exposure in this segment represents only $100.6 million or 4.2% of our total loan portfolio. At December 31, 2020, approximately $16.5 million of hospitality loans remain on deferment periods that will expire during the first quarter of 2021. Direct and indirect oil and gas exposure is an additional focal point representing $80.3 million or 3.4% of our total loan portfolio. Restaurants and retail centers continue to show signs of improvement and should benefit from additional stimulus programs that are expected to be forthcoming in the first quarter of 2021.

Asset Quality

Asset quality remained strong in the fourth quarter of 2020. We believe we now have a much clearer picture of our borrowers’ ability to pay as agreed and have appropriately adjusted risk ratings and qualitative factors. Downgrades and increases in impaired loans continue to appear to be due to borrower specific events and not systemic weakness in any particular industry. The provision for loan losses recorded for the fourth quarter of 2020 was $4.4 million, which served to increase the allowance to $16.0 million, or 0.67% of the $2.39 billion in gross loans outstanding as of December 31, 2020. The coverage ratio on the organic portfolio was 1.04% of the $1.49 billion in organic loans outstanding, excluding PPP loans which are fully guaranteed by the U.S. Small Business Administration (“SBA”) and not reserved for as of December 31, 2020. The majority of the provision expense for the fourth quarter of 2020 related to risk rate downgrades and impaired loans.

Nonperforming loans to loans held for investment ratio continues to remain low as of December 31, 2020 at 0.36% which was unchanged from September 30, 2020, and 0.37% as of December 31, 2019. Annualized net charge-offs were 9 basis points for the fourth quarter of 2020, compared to 14 basis points for the fourth quarter of 2019.

During 2020, we had approved deferrals associated with loans with an unpaid principal balance of approximately $545.8 million. Approximately $458.9 million, or 84.1%, of approved deferrals have exited the 90 day deferral period, and resumed regularly scheduled payments. Loans in second and third deferment periods were $52.7 million and $12.8 million, respectively at December 31, 2020.

Deposits and Borrowings

Deposits totaled $2.46 billion as of December 31, 2020, an increase of 7.5% from $2.29 billion as of September 30, 2020, and an increase of 27.5% from $1.93 billion as of December 31, 2019. Noninterest-bearing demand deposits increased $60.3 million, or 9.0%, from September 30,

2020, and increased $282.7 million, or 63.6%, from December 31, 2019. The increase in noninterest-bearing deposits is primarily deposits related to the Main Street Lending Program. Noninterest-bearing demand deposits represented 29.6% of total deposits as of December 31, 2020, up from 29.2% of total deposits as of September 30, 2020, and up from 23.1% of total deposits as of December 31, 2019. Savings and Money Market deposits increased $69.7 million or 12.9%, from September 30, 2020 primarily due to movement out of time deposits into Money Market accounts. The average cost of deposits was 0.46% for the fourth quarter of 2020, representing a 12 basis point decrease from the third quarter of 2020 and a 52 basis point decrease from the fourth quarter of 2019. The decrease in average cost of deposits was due primarily to the repricing of certificates of deposit during the quarter.

Borrowings decreased by $25.0 million during the fourth quarter of 2020 to $252.7 million due primarily to repayment of advances under the Paycheck Protection Program Liquidity Facility with the Board of Governors of the Federal Reserve System. Borrowings totaled 8.2% of total assets at December 31, 2020, compared to 9.5% at September 30, 2020 and 4.4% at December 31, 2019.

Net Interest Margin and Net Interest Income

The net interest margin for the fourth quarter of 2020 was 4.36%, an increase of 46 basis points from the third quarter of 2020 and a decrease of 4 basis points from the fourth quarter of 2019. The tax equivalent net interest margin(1) for the fourth quarter of 2020 was 4.44%, an increase of 47 basis points from the third quarter of 2020 and 1 basis point from the fourth quarter of 2019. The increase from the third quarter of 2020 is due primarily to net accretion of deferred origination fees over deferred origination costs associated with PPP loan forgiveness. At the time of forgiveness the remaining net fee is recognized immediately. Excluding the impact of PPP loans, net interest margin and tax equivalent net interest margin for the fourth quarter of 2020 were 4.13% and 4.21%, respectively. Approximately $3.3 million of net deferred fees remain unamortized at December 31, 2020.

Net interest income totaled $29.9 million for the fourth quarter of 2020, an increase of 35.0% from $22.2 million for the fourth quarter of 2019. Interest income totaled $33.7 million for the fourth quarter of 2020, an increase of 24.5% from $27.1 million for the fourth quarter of 2019. Interest and fees on loans increased $2.8 million, or 9.3%, compared to the third quarter of 2020, and increased by $7.5 million, or 29.9%, from the fourth quarter of 2019. Interest expense was $3.8 million for the fourth quarter of 2020, a decrease of 10.4% from $4.3 million for the third quarter of 2020 and a decrease of 21.1% from $4.9 million for the fourth quarter of 2019.

Noninterest Income and Noninterest Expense

Noninterest income totaled $8.8 million for the fourth quarter of 2020, compared to $4.8 million for the third quarter of 2020. Gain on sale of Main Street loans represented $3.7 million of the $4.0 million increase. Additionally, swap fees were $2.4 million for the fourth quarter of 2020, compared to $494 thousand for the third quarter of 2020. These increases were offset by declines in gain on sale of SBA loans, SBA servicing fees, and mortgage referral fees of $312 thousand, $81 thousand, and $193 thousand, respectively.

Noninterest expense totaled $18.4 million in the fourth quarter of 2020, a decrease of 4.5% from $19.3 million in the third quarter of 2020, primarily due to a decrease in salaries and benefits. The decrease in salaries and benefits was primarily due to the core system conversion associated with the acquisition of Citizens State Bank, which was completed in July 2020 and allowed for the elimination of headcount redundancies.

The efficiency ratio was 47.7% in the fourth quarter of 2020, compared to 62.2% in the third quarter of 2020, and 68.4% in the fourth quarter of 2019. The fourth quarter efficiency ratio was assisted by increased swap fees, PPP origination fees immediately recognized at the time of forgiveness, and gain on sale of Main Street loans.

Subsequent Events

On January 8, 2021, we completed the previously announced sale of our Jacksboro branch location to First State Bank of Graham, Texas (the “Jacksboro Branch Sale”). The Jacksboro Branch Sale resulted in the sale of loans of approximately $3.5 million, deposits of approximately $5.7 million and the real property on which the branch was located.

(1)

Tax Equivalent Net Interest Margin, Tangible Book Value Per Share, Tangible Stockholders’ Equity to Tangible Assets Ratio and certain PPP-related figures are all non-GAAP measures. In Spirit’s judgment, regarding Tax Equivalent Net Interest Margin, the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. Regarding Tangible Book Value Per Share and Tangible Stockholders’ Equity To Tangible Assets, Spirit believes that that these measures are important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing its tangible book value. The non-GAAP financial measures that we discuss in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures discussed in this earnings release may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Spirit has discussed in this earnings release when comparing such non-GAAP financial measures. Please see a reconciliation to the nearest respective GAAP measures at the end of this earnings release.

Conference Call

Spirit of Texas Bancshares has scheduled a conference call to discuss its fourth quarter 2020 results, which will be broadcast live over the Internet, on Tuesday, January 26, 2020 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 201-389-0867 and ask for the Spirit of Texas call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.sotb.com/news-events/ir-calendar. For those who cannot listen to the live call, a replay will be available through February 2, 2021, and may be accessed by dialing 201-612-7415 and using pass code 13715026#. Also, an archive of the webcast will be available shortly after the call at https://ir.sotb.com/news-events/ir-calendar for 90 days.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit of Texas Bank has 36 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, Austin, San Antonio, Corpus Christi and Tyler metropolitan areas, along with offices in North Central and South Texas. Please visit https://www.sotb.com for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. Any statements about our expectations, beliefs, plans, predictions, protections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will, “should,” “seeks,” “likely,” “intends” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others: (i) changes in general business, industry or economic conditions, or competition; (ii) the impact of the COVID-19 pandemic on the Bank’s business, including the impact of actions taken by governmental and regulatory authorities in response to such pandemic, such as the Coronavirus Aid, Relief, and Economic Security Act and the programs established thereunder, and the Bank’s participation in such programs, (iii) changes in any applicable law, rule, regulation, policy, guideline, or practice governing or affecting bank holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (iv) adverse changes or conditions in capital and financial markets; (v) changes in interest rates; (vi) higher-than-expected costs or other difficulties related to integration of combined or merged businesses; (vii) the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions; (viii) changes in the quality or composition of our loan and investment portfolios; (ix) adequacy of loan loss reserves; (x) increased competition; (xi) loss of certain key officers; (xii) continued relationships with major customers; (xiii) deposit attrition; (xiv) rapidly changing technology; (xv) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xvi) changes in the cost of funds, demand for loan products, or demand for financial services; (xvii) other economic, competitive, governmental, or technological factors affecting our operations, markets, products, services, and prices; and (xviii) our success at managing the foregoing items. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2020, our Quarterly Reports on Form 10-Q and our other filings with the SEC.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
		(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$32,682	$29,901	$29,912	$27,409	$25,160
Interest and dividends on investment securities	914	465	457	504	997
Other interest income	101	115	185	900	918

Total interest income	33,697	30,481	30,554	28,813	27,075

Interest expense:
Interest on deposits	2,726	3,392	3,945	4,507	4,434
Interest on FHLB advances and other borrowings	1,099	875	558	508	416

Total interest expense	3,825	4,267	4,503	5,015	4,850

Net interest income	29,872	26,214	26,051	23,798	22,225
Provision for loan losses	4,417	2,831	2,838	1,171	775

Net interest income after provision for loan losses	25,455	23,383	23,213	22,627	21,450

Noninterest income:
Service charges and fees	1,554	1,525	1,270	1,311	1,146
SBA loan servicing fees, net	307	619	256	10	391
Mortgage referral fees	347	428	357	202	232
Gain on sales of loans, net	419	612	326	464	675
Gain (loss) on sales of investment securities	—	1,031	—	—	2,448
Other noninterest income	6,153	604	356	725	162

Total noninterest income	8,780	4,819	2,565	2,712	5,054

Noninterest expense:
Salaries and employee benefits	10,656	11,365	7,946	11,789	10,684
Occupancy and equipment expenses	2,749	2,222	2,761	2,315	2,222
Professional services	521	555	716	895	1,200
Data processing and network	1,379	1,002	849	743	936
Regulatory assessments and insurance	549	517	379	402	265
Amortization of intangibles	879	919	919	946	1,006
Advertising	74	333	119	153	225
Marketing	60	18	38	160	131
Telephone expense	560	563	483	407	226
Conversion expense	16	279	69	1,477	180
Other operating expenses	984	1,520	1,825	1,673	1,584

Total noninterest expense	18,427	19,293	16,104	20,960	18,659

Income before income tax expense	15,808	8,909	9,674	4,379	7,845
Income tax expense	3,353	1,821	1,980	305	1,676

Net income	$12,455	$7,088	$7,694	$4,074	$6,169

Weighted average common shares outstanding:
Basic	17,168,091	17,340,898	17,581,959	15,370,480	17,434,954
Diluted	17,336,484	17,383,427	17,612,919	15,771,249	17,830,538

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	As of
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in thousands)
Assets:
Cash and due from banks	$31,396	$29,345	$35,248	$33,946	$32,490
Interest-bearing deposits in other banks	231,638	121,739	200,096	193,707	293,467

Total cash and cash equivalents	263,034	151,084	235,344	227,653	325,957

Time deposits in other banks	—	—	—	245	490
Investment securities:
Available for sale securities, at fair value	236,420	119,814	90,878	94,963	96,937

Total investment securities	236,420	119,814	90,878	94,963	96,937

Loans held for sale	1,470	4,287	7,718	7,765	3,989
Loans:
Loans held for investment	2,390,205	2,452,353	2,427,292	2,013,367	1,767,182
Less: allowance for loan and lease losses	(16,026)	(12,207)	(9,905)	(7,620)	(6,737)

Loans, net	2,374,179	2,440,146	2,417,387	2,005,747	1,760,445

Premises and equipment, net	83,911	82,734	79,156	78,594	75,150
Accrued interest receivable	11,199	11,612	12,188	7,314	6,507
Other real estate owned and repossessed assets	133	302	3,743	3,731	3,653
Goodwill	77,681	77,681	77,966	79,009	68,503
Core deposit intangible	7,818	8,698	9,617	10,536	11,472
SBA servicing asset	2,953	3,051	3,115	3,055	3,355
Deferred tax asset, net	1,085	494	—	—	—
Bank-owned life insurance	15,969	15,878	15,787	15,699	15,610
Federal Home Loan Bank and other bank stock, at cost	5,718	5,709	5,696	5,660	8,310
Other assets	3,894	3,580	4,423	4,526	4,244

Total assets	$3,085,464	$2,925,070	$2,963,018	$2,544,497	$2,384,622

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$727,543	$667,199	$745,646	$487,060	$444,822
Interest-bearing	1,092,934	940,930	946,969	878,279	803,557

Total transaction accounts	1,820,477	1,608,129	1,692,615	1,365,339	1,248,379
Time deposits	638,658	679,387	722,376	711,968	679,747

Total deposits	2,459,135	2,287,516	2,414,991	2,077,307	1,928,126
Accrued interest payable	1,303	1,321	1,025	1,218	1,219
Short-term borrowings	10,000	10,000	104,830	10,000	—
Long-term borrowings	242,725	267,746	88,246	103,276	105,140
Deferred tax liability, net	—	—	405	1,706	672
Other liabilities	11,522	6,966	5,943	5,173	3,760

Total liabilities	2,724,685	2,573,549	2,615,440	2,198,680	2,038,917

Stockholders’ Equity:
Common stock	298,850	298,509	298,176	297,966	297,188
Retained earnings	76,683	65,783	59,907	52,213	48,139
Accumulated other comprehensive income (loss)	1,005	(237)	1,272	732	667
Treasury stock	(15,759)	(12,534)	(11,777)	(5,094)	(289)

Total stockholders’ equity	360,779	351,521	347,578	345,817	345,705

Total liabilities and stockholders’ equity	$3,085,464	$2,925,070	$2,963,018	$2,544,497	$2,384,622

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Loan Composition

(Unaudited)

	As of
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in thousands)
Loans:
Commercial and industrial loans (1)(2)	$579,772	$690,009	$724,913	$320,418	$282,949
Real estate:
1-4 single family residential loans	362,928	373,220	372,445	382,900	375,743
Construction, land and development loans	415,488	402,476	390,068	405,661	259,384
Commercial real estate loans (including multifamily)	954,537	906,134	835,614	821,952	753,812
Consumer loans and leases	12,042	12,977	19,159	22,398	22,769
Municipal and other loans	65,438	67,537	85,092	60,038	72,525

Total loans held in portfolio	$2,390,205	$2,452,353	$2,427,292	$2,013,367	$1,767,182

(1)

Balance includes $69.6 million, $72.7 million, $75.1 million, $75.3 million, and $74.2 million of the unguaranteed portion of SBA loans as of December 31, 2020 September 30, 2020, June 30, 2020, March 31, 2020, and December 31, 2019, respectively.

(2)	Balance includes $277.8 million of PPP loans as of December 31, 2020.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Deposit Composition

(Unaudited)

	As of
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in thousands)
Deposits:
Noninterest-bearing demand deposits	$727,543	$667,199	$745,646	$487,060	$444,822
Interest-bearing demand deposits	310,752	391,396	360,282	334,302	370,467
Interest-bearing NOW accounts	10,288	8,655	31,132	28,376	28,204
Savings and money market accounts	771,894	540,879	555,555	515,601	404,886
Time deposits	638,658	679,387	722,376	711,968	679,747

Total deposits	$2,459,135	$2,287,516	$2,414,991	$2,077,307	$1,928,126

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended December 31,
	2020			2019
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$144,349	$101	0.28%	$191,822	$854	1.77%
Loans, including loans held for sale (2)	2,394,431	32,682	5.42%	1,655,206	25,160	6.03%
Investment securities and other	177,816	914	2.04%	156,840	1,061	2.68%

Total interest-earning assets	2,716,596	33,697	4.92%	2,003,868	27,075	5.36%

Noninterest-earning assets	274,170			196,873

Total assets	$2,990,766			$2,200,741

Interest-bearing liabilities:
Interest-bearing demand deposits	$413,956	$156	0.15%	$334,819	$271	0.32%
Interest-bearing NOW accounts	9,510	2	0.08%	21,430	20	0.37%
Savings and money market accounts	580,216	648	0.44%	358,054	890	0.99%
Time deposits	657,726	1,920	1.16%	664,435	3,253	1.94%
FHLB advances and other borrowings	263,486	1,099	1.65%	79,174	416	2.08%

Total interest-bearing liabilities	1,924,894	3,825	0.79%	1,457,912	4,850	1.32%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	702,250			421,375
Other liabilities	7,722			3,795
Stockholders’ equity	355,900			317,659

Total liabilities and stockholders’ equity	$2,990,766			$2,200,741

Net interest rate spread			4.13%			4.04%

Net interest income and margin		$29,872	4.36%		$22,225	4.40%

Net interest income and margin (tax equivalent)(3)		$30,384	4.44%		$22,352	4.43%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended December 30, 2020 and 2019, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	December 31, 2020			September 30, 2020
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)			(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	144,349	$101	0.28%	$134,573	$101	0.30%
Loans, including loans held for sale (2)	2,394,431	32,682	5.42%	2,436,667	29,901	4.87%
Investment securities and other	177,816	914	2.04%	93,115	479	2.04%

Total interest-earning assets	2,716,596	33,697	4.92%	2,664,355	30,481	4.54%

Noninterest-earning assets	274,170			265,462

Total assets	$2,990,766			$2,929,817

Interest-bearing liabilities:
Interest-bearing demand deposits	$413,956	$156	0.15%	$375,421	$176	0.19%
Interest-bearing NOW accounts	9,510	2	0.08%	14,644	7	0.19%
Savings and money market accounts	580,216	648	0.44%	541,681	621	0.45%
Time deposits	657,726	1,920	1.16%	713,618	2,588	1.44%
FHLB advances and other borrowings	263,486	1,099	1.65%	211,214	875	1.64%

Total interest-bearing liabilities	1,924,894	3,825	0.79%	1,856,578	4,267	0.91%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	702,250			715,783
Other liabilities	7,722			8,451
Stockholders’ equity	355,900			349,005

Total liabilities and stockholders’ equity	$2,990,766			$2,929,817

Net interest rate spread			4.13%			3.63%

Net interest income and margin		$29,872	4.36%		$26,214	3.90%

Net interest income and margin (tax equivalent)(3)		$30,384	4.44%		$26,660	3.97%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended December 31, 2020 and September 30, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures—Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share

(Unaudited)

	As of or for the Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in thousands, except per share data)
Basic and diluted earnings per share—GAAP basis:
Net income available to common stockholders	$12,455	$7,088	$7,694	$4,074	$6,169

Weighted average number of common shares—basic	17,168,091	17,340,898	17,581,959	18,184,110	17,434,954
Weighted average number of common shares—diluted	17,336,484	17,383,427	17,612,919	18,441,977	17,830,538
Basic earnings per common share	$0.73	$0.41	$0.44	$0.22	$0.35

Diluted earnings per common share	$0.72	$0.41	$0.44	$0.22	$0.35

Basic and diluted earnings per share—Non-GAAP basis:
Net income	$12,455	$7,088	$7,694	$4,074	$6,169
Pre-tax adjustments:
Noninterest income
Gain on sale of investment securities	—	(1,031)	—	—	(2,448)
Noninterest expense
Merger related expenses	24	342	69	1,614	821
Taxes:
NOL Carryback			—	(575)
Tax effect of adjustments	(5)	145	(14)	(331)	467

Adjusted net income	$12,474	$6,544	$7,749	$4,782	$5,009

Weighted average number of common shares—basic	17,168,091	17,340,898	17,581,959	18,184,110	17,434,954
Weighted average number of common shares—diluted	17,336,484	17,383,427	17,612,919	18,441,977	17,830,538
Basic earnings per common share—Non-GAAP basis	$0.73	$0.38	$0.44	$0.26	$0.29

Diluted earnings per common share—Non-GAAP basis	$0.72	$0.38	$0.44	$0.26	$0.28

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures—Net Interest Margin on a Fully Taxable Equivalent Basis

(Unaudited)

	As of or for the Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in thousands, except per share data)
Net interest margin—GAAP basis:
Net interest income	$29,872	$26,214	$26,051	$23,798	$22,225
Average interst-earning assets	2,716,596	2,664,355	2,646,903	2,179,501	2,003,868
Net interest margin	4.36%	3.90%	3.95%	4.38%	4.40%
Net interest margin—Non-GAAP basis:
Net interest income	$29,872	$26,214	$26,051	$23,798	$22,225
Plus:
Impact of fully taxable equivalent adjustment	512	446	373	92	127

Net interest income on a fully taxable equivalent basis	$30,384	$26,660	$26,424	$23,890	$22,352

Average interst-earning assets	2,716,596	2,664,355	2,646,903	2,179,501	2,003,868
Net interest margin on a fully taxable equivalent basis—Non-GAAP basis	4.44%	3.97%	4.00%	4.40%	4.43%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures—Tangible Book Value Per Share
(Unaudited)

	As of
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$360,779	$351,521	$347,578	$345,817	$345,705
Less:
Goodwill and other intangible assets	85,499	86,379	87,583	89,545	79,975

Tangible stockholders’ equity	$275,280	$265,142	$259,995	$256,272	$265,730

Shares outstanding	17,081,831	17,316,313	17,368,573	17,969,012	18,258,222
Book value per share	$21.12	$20.30	$20.01	$19.25	$18.93
Less:
Goodwill and other intangible assets per share	$5.01	$4.99	$5.04	4.99	4.38

Tangible book value per share	$16.11	$15.31	$14.97	$14.26	$14.55

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures—Tangible Equity to Tangible Assets
(Unaudited)

	As of
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in thousands)
Total stockholders’ equity to total assets—GAAP basis:
Total stockholders’ equity (numerator)	$360,779	$351,521	$347,578	$345,817	$345,705
Total assets (denominator)	3,085,464	2,925,070	2,963,018	2,544,497	2,384,622
Total stockholders’ equity to total assets	11.69%	12.02%	11.73%	13.59%	14.50%
Tangible equity to tangible assets—Non-GAAP basis:
Tangible equity:
Total stockholders’ equity	$360,779	$351,521	$347,578	$345,817	$345,705
Less:
Goodwill and other intangible assets	85,499	86,379	87,583	89,545	79,975

Total tangible common equity (numerator)	$275,280	$265,142	$259,995	$256,272	$265,730

Tangible assets:
Total assets	3,085,464	2,925,070	2,963,018	2,544,497	2,384,622
Less:
Goodwill and other intangible assets	85,499	86,379	87,583	89,545	79,975

Total tangible assets (denominator)	$2,999,965	$2,838,691	$2,875,435	$2,454,952	$2,304,647

Tangible equity to tangible assets	9.18%	9.34%	9.04%	10.44%	11.53%